June 20, 2023

Nuveen Select Tax-Free Income Portfolio

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Select Tax-Free Income Portfolio (File No. 333-271575)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 1 under the Securities Act of 1933 (the “Securities Act”) to the Registration Statement of Nuveen Select Tax-Free Income Portfolio. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW Washington, DC 20004 United States
+1.202.739.3000
+1.202.739.3001